Exhibit 99.1

Onfolio Holdings Receives Nasdaq Extension to Regain Compliance with Stockholders’ Equity Requirement

WILMINGTON, Del., October 7, 2026 — Onfolio Holdings Inc. (Nasdaq: ONFO, ONFOW) (OTC: ONFOP) (the “Company” or “Onfolio”), an owner-operator of cash-generative online businesses, today announced that Nasdaq’s Listing Qualifications Staff has granted the Company an extension until November 23, 2026 to regain compliance with Nasdaq Listing Rule 5550(b).

As previously disclosed, the Company received a notice from Nasdaq on May 26, 2026 regarding its failure to meet the $2.5 million minimum stockholders’ equity requirement under Listing Rule 5550(b)(1). At that time, the Company also did not satisfy either of the alternative standards under Rule 5550(b), relating to market value of listed securities or net income from continuing operations.

In its letter dated October 5, 2026, Nasdaq granted the extension following its review of the Company’s compliance submissions. Under the terms of the extension, Onfolio must regain compliance by November 23, 2026 and furnish a Report on Form 8-K to the Securities and Exchange Commission and Nasdaq evidencing compliance in accordance with the requirements specified in the letter.

Nasdaq will continue to monitor the Company’s ongoing compliance. The letter specifies that the Company may be subject to delisting if it fails to evidence compliance when filing its periodic report for the year ending December 31, 2026. If the Company does not satisfy the extension’s terms, Nasdaq Staff will issue a written delisting notification, which the Company may appeal to a Nasdaq Hearings Panel. The letter has no immediate effect on the listing or trading of the Company’s common stock and warrants on the Nasdaq Capital Market and does not affect the Company’s business, operations, or reporting requirements with the Securities and Exchange Commission.

There can be no assurance that Onfolio will regain compliance within the extension period or maintain compliance with Nasdaq’s continued listing requirements.

ABOUT ONFOLIO HOLDINGS

Onfolio Holdings Inc. acquires and operates online businesses in sectors including marketing, education and e-commerce. Its approach emphasizes sustainable cash generation and building long-term value. Onfolio also applies artificial intelligence to improve its businesses, create internal tools and develop products. Additional information is available at www.onfolio.com.

FORWARD-LOOKING STATEMENTS

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995,, including statements concerning Onfolio’s ability to regain and maintain compliance with Nasdaq’s listing requirements. These statements are subject to risks and uncertainties, and actual outcomes may differ materially. Relevant risks include the Company’s financial condition, its ability to satisfy Nasdaq’s requirements within the permitted period, market and economic conditions, and the risks discussed in its SEC filings, including its most recent annual and quarterly reports. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT

investors@onfolio.com